EXHIBIT 99.02


                          Cellegy Pharmaceuticals Files
                      New Drug Application for Anogesic(R)

        Company Completes Patient Enrollment in Anogesic Phase III Trial

SOUTH SAN FRANCISCO, Calif., June 26, 2001 - Cellegy Pharmaceuticals, Inc. (Nasdaq: CLGY) announced today that it filed a New Drug Application (NDA) with the U.S. Food and Drug Administration (FDA) requesting review of existing data on its product, Anogesic(R) Ointment (nitroglycerin ointment), for the treatment of pain associated with chronic anal fissures.

Cellegy also announced that it has completed patient enrollment in a second Phase III anal fissure pain study. The Company plans to announce study results by the end of the third quarter of this year and intends to incorporate these trial data into an NDA supplement by year end 2001.

The decision to file the NDA before completing the second Phase III trial follows a meeting with the FDA earlier this year. At this meeting, Cellegy presented an overview of results from its initial Anogesic Phase III clinical trial completed in November 1999 and discussed certain supportive data. This NDA will contain detailed results from the initial trial and all other required documentation.

The Company will conduct a conference call and webcast regarding this press release and related matters on Wednesday, June 27, 2001 at 4:30 EDT. Please dial 800-937-4595 to participate in the call. You can also view the webcast at www.videonewswire.com/CELLEGY/062701/.

Cellegy Pharmaceuticals is a specialty pharmaceutical company engaged in the development of prescription drugs and high performance skin care products. In addition to the Anogesic Phase III trial, the Company is conducting a Phase III clinical trial with Tostrex(TM), a testosterone gel for the treatment of male hypogonadism. Cellegy is also conducting Phase II clinical trials using Anogesic to treat hemorrhoids, a condition which afflicts over 9 million people in the United States alone. Additionally, the Company is nearing completion of an expanded Phase I/II dose ranging trial for Tostrelle(TM), a testosterone gel for the treatment of sexual dysfunction in women.

This press release contains forward-looking statements. Many factors could cause actual results to differ materially from expectations outlined herein. Among, but not limited to, these are the outcome of the second Phase III clinical trial for Anogesic and whether these data confirm results achieved in the initial study. The time period required for FDA review of the filing, the completion of the current Phase III trial, and the outcome of the FDA's review are all subject to significant contingencies and uncertainties.

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Submitting  the NDA before  completion  of the  second  Phase III trial does not necessarily reduce the period of time during which the FDA reviews the filing and may have no effect on the regulatory review period; the FDA could decide, among other things, to re-start its review when the results of the on-going second Phase III trial are submitted. Subsequent to its review, there can be no assurances that the FDA will approve the NDA filing for Anogesic.

CONTACT: Richard Juelis, Vice President, Finance & CFO, ext. 2210, or K. Michael Forrest, Chairman, President & CEO, ext. 2206, both of Cellegy Pharmaceuticals, Inc., 650-616-2200.